Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995	ABU DHABI AUSTIN BEIJING DALLAS DUBAI
TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

May 22, 2013

WPX Energy, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by WPX Energy, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of 15,467,118 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable pursuant to the WPX Energy, Inc. 2013 Incentive Plan (the “Plan”), certain legal matters in connection with the Shares subject to original issuance by the Company are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, (ii) the Plan, (iii) corporate records of the Company, as furnished to us by the Company, (iv) certificates of public officials and of representatives of the Company, (v) statutes and (vi) other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the factual matters contained in such certificates. In making our examination, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that: (a) at or prior to the time of the delivery of any shares of Common Stock, the Registration Statement will be effective under the Securities Act; (b) awards made under the Plan prior to the date of this opinion, if any, were duly authorized by the Board of Directors of the Company (the “Board”) or a duly constituted and acting committee thereof as provided in, and in accordance with, the Plan; and (c) the consideration received by the Company for the Shares will not be less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

1.	The Company is a corporation validly existing in good standing under the laws of the State of Delaware.

WPX Energy, Inc.	- 2 -	May 22, 2013

2.	In the case of Shares originally issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder by the Board or a duly constituted and acting committee thereof as provided in, and in accordance with, the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.